Exhibit 10.1
This COOPERATION AGREEMENT (this “Agreement”), dated as of January 24, 2023, is by and among Keith A. Meister, Corvex Management LP (Mr. Meister and Corvex Management LP, together with their respective affiliates, the “Corvex Group”) and MDU Resources Group, Inc. (the “Company”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the parties agree as follows:

1.Board Matters.

(a)Commencing immediately after the date hereof, James H. Gemmel (including any replacement pursuant to Section 1(f), the “Corvex Designee”) shall be invited to attend all meetings of the board of directors of the Company (the “Board”) up to and including the last regularly scheduled Board meeting to be held prior to the Company’s 2024 Annual Meeting of Stockholders (each such Board meeting, a “Board Meeting”) as a non-voting Board observer of the Company (a “Board Observer”). It is understood and agreed that the Corvex Designee shall attend such Board Meetings in his capacity as a Board Observer and shall not have voting rights, or be counted towards a quorum. However, for greater certainty, subject to the provisions of this Agreement, the Board Observer shall be entitled to express his perspectives and participate in any and all discussions at such meetings. The Company shall provide the Board Observer with the anticipated Board Meeting schedule as soon as it becomes available, as well as copies of all documents distributed to the Board in advance of such Board Meetings, including notice of all Board Meetings, all written consents executed by the Board, all materials prepared for consideration at any Board Meeting and any materials that are provided to the Board as background materials, and all minutes related to each Board Meeting, in each case, contemporaneous with their distribution to the Board. The Board Observer’s use of electronic communication to attend Board Meetings shall be permitted to the same extent directors are so permitted. Notwithstanding the foregoing, the Company reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such access would jeopardize legal privileges, involve conflicts of interest, or conflict with applicable law or stock exchange regulation. The Corvex Group shall cause the Corvex Designee to hold any information received as a Board Observer subject to the Confidentiality Agreement. The Board Observer shall also be invited to and permitted to attend meetings of the committees of the Board (each, a “Committee”, and collectively, the “Committees”) up to and including each Committee’s last meeting prior to the Company’s 2024 Annual Meeting of Stockholders to the same extent as all Independent directors of the Company are so invited and permitted, and each of the foregoing provisions in this Section 1(a), and all rights and obligations, terms and conditions that apply to the Corvex Designee in his capacity as a Board Observer, shall apply to the Corvex Designee in his capacity as an observer of Committees, mutatis mutandis (including that Committee materials shall be provided to the Designee to the same extent as provided to Independent directors of the Company who are not members of such Committee).

(b)If the Requisite Regulatory Approval Date occurs on or before the date (the “2023 Proxy Deadline”) that is fifteen (15) business days prior to the date on which the Company expects to mail its proxy statement relating to the 2023 Meeting, then immediately following the Requisite Regulatory Approval Date, the Company shall increase the size of the Board by one

(1) member and appoint the Corvex Designee to the Board to fill such newly created vacancy, with a term to expire at the Company’s 2023 Annual Meeting of Stockholders (including any postponement, adjournment or rescheduling thereof, the “2023 Meeting”). If the Requisite Regulatory Approval Date occurs after the 2023 Proxy Deadline, then immediately following the later of (i) the Requisite Regulatory Approval Date and (ii) the completion of the 2023 Meeting, the Company shall increase the size of the Board by one (1) member and appoint the Corvex Designee to the Board to fill such newly created vacancy, with a term to expire at the Company’s 2024 Annual Meeting of Stockholders (including any postponement, adjournment or rescheduling thereof, the “2024 Meeting”). Upon the Corvex Designee’s appointment to the Board, the Corvex Designee shall cease to be a Board Observer and the Corvex Group shall have no further rights or obligations, and the Company shall have no further rights or obligations, under Section 1(a). If the Requisite Regulatory Approval Date occurs on or before the 2023 Proxy Deadline, the Company shall include the Corvex Designee as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2023 Meeting and shall use its commercially reasonable efforts to cause the election of the Corvex Designee to the Board at the 2023 Meeting, including by recommending that the Company’s stockholders vote in favor of Corvex Designee and otherwise supporting Corvex Designee in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees in the aggregate. Promptly after Corvex Designee’s appointment to the Board and, if applicable, as a condition to Corvex Designee’s nomination for election as a director of the Company at the 2023 Meeting, the Corvex Group must provide to the Company, in each case, to the same extent as provided with respect to other nominees, such information as is required to be disclosed in proxy statements or other Company filings under applicable law or is otherwise necessary for the inclusion of Corvex Designee on the Board’s slate of nominees for election as directors or for the Company to comply with applicable law. The Company shall not be obligated pursuant to this Agreement to include Corvex Designee (or any replacement designee appointed pursuant to Section 1(f)) on the Board’s slate of nominees for election as directors at the Company’s annual meeting of stockholders for any meeting other than the 2023 Meeting (and only for the 2023 Meeting if the applicable conditions hereunder are satisfied). The parties hereto acknowledge and agree that the Corvex Designee (and any replacement designee appointed pursuant to Section 1(f)) shall be entitled to receive compensation and expense reimbursement from the Company for his service as a Board Observer and as a member of the Board to the same extent applicable to all Independent directors of the Company. The Corvex Group agrees that it shall not, directly or indirectly, compensate or agree to compensate, any director or director nominee of the Company for such person’s service as a Board Observer or a member of the Board (including the Corvex Designee (or any replacement designee appointed pursuant to Section 1(f))). For the avoidance of doubt, nothing in the preceding sentence shall limit the Corvex Group’s right to compensate the Corvex Designee pursuant to any customary employee, consultant or similar arrangement with any member of the Corvex Group that is not based on the Corvex Designee’s service on the Board. “Independent” means that such person qualifies as independent director of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors.

(c)Notwithstanding anything to the contrary herein, the Company shall be permanently relieved of its obligations under this Section 1 and Section 2(d) of this Agreement immediately upon the Resignation Time. Concurrently with the execution of this Agreement, the

Corvex Designee has signed and delivered to the Company a letter (in the form attached hereto as Exhibit A) irrevocably resigning from the Board, with such resignation effective as of the Resignation Time (in the case of Section 1(c)(ii) only, as finally determined in accordance with Section 1(c)(z)). For purposes of this Agreement, the “Resignation Time” shall mean the time at which any of the following events first occurs (subject, in the case of Section 1(c)(ii) only, to such event being finally determined in accordance with subsection (z) of this Section 1(c)) (each of subsections (i)-(iv) below, a “Resignation Time Event”):

(i)the second business day following such time that the members of the Corvex Group (including for this purpose any funds and accounts with respect to which (A) one (1) or more members of the Corvex Group are the only general partners or managing members or act as the only investment managers and (B) voting power or investment power (within the meaning of Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are not delegated to or shared with any person or entity other than a member of the Corvex Group or any of its controlled Affiliates) collectively do not hold a net long position of at least 8,100,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (the “Corvex Group Minimum Ownership Requirement”) (and the Corvex Group shall contemporaneously notify the Company at such time as the Corvex Group Minimum Ownership Requirement is no longer met);

(ii)the Corvex Group is in material breach of any of (A) Section 1(d) of this Agreement, (B) Section 2 of this Agreement or (C) the Confidentiality Agreement; provided, in each case that, any action or failure to act by the Corvex Designee that would constitute a breach of the Confidentiality Agreement or Section 1(d) or Section 2 of this Agreement if taken (or failed to be taken) by any member of the Corvex Group shall be deemed a breach of the Corvex Group for purposes of this provision;

(iii)the later of each of (A) the closing of the Company’s previously announced distribution of the equity of Knife River Corporation to the Company’s stockholders and/or the closing of the sale, distribution or other disposal (in one or a series of transactions) of any such shares not so distributed, in each case, such that the Company and any subsidiary thereof, no longer holds, directly or indirectly, any equity interest or any other securities in Knife River Corporation, and (B) the closing of the sale, distribution or other complete disposition of one-hundred percent (100%) of MDU Construction Services Group, Inc. or its business (in one or a series of transactions) such that the Company and any subsidiary thereof, no longer holds any interest in the business of MDU Construction Services Group, Inc.; or

(iv)the date of the 2024 Meeting; provided that if the Board has determined to nominate the Corvex Designee for election at the 2024 Meeting, then Corvex Designee shall not be required to resign pursuant to this clause (iv) but the Company shall nevertheless be permanently relieved of its obligations under this Section 1 and Section 2(d).

For purposes of this Agreement:
(x)    “net long position” shall mean, with respect to any person, such shares of Common Stock (including Physical Shares) beneficially owned by a person, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, that “net long position” shall not include any shares as to which such person does not have the right to vote or direct the vote and shall be appropriately reduced to the extent such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.
(y)    “Physical Shares” means, with respect to any person or entity, shares which are held either of record by such person or entity (or any fund or account to which such person or entity provides investment advice) or through a broker, dealer, agent, custodian or other nominee that is the holder of record of such shares. For the avoidance of doubt, the fact that Physical Shares of Common Stock are held in a margin account or are pledged as collateral pursuant to customary loan or prime brokerage documentation shall not result in such shares being considered not held with sole voting power and investment power, where (1) there is no borrowing under the margin or other facility to which the pledge relates or (2) if there is an outstanding borrowing under a margin or other facility to which such pledge relates, the value of the Common Stock subject to such pledge represents less than 50% of the aggregate value of all of the assets subject to such pledge, unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.
(z)    “finally determined” means (and for avoidance of doubt, the Resignation Time Event pursuant to Section 1(c)(ii) above shall require compliance with the following): (1) the Company shall have provided the Corvex Group with five (5) business days’ notice and an opportunity, during such 5-business day period (the “Notice Period”), to cure such breach or dispute in good faith whether such Resignation Time Event has occurred by providing written notice to the Company of such disagreement; (2) in the event the Corvex Group, during the Notice Period (A) does not provide written notice to the Company of its disagreement that a Resignation Time Event has occurred, then a Resignation Time Event shall be deemed to have occurred as of the end of the Notice Period or (B) notifies the Company in writing of its agreement that a Resignation Time Event has occurred, then a Resignation Time Event shall be deemed to have occurred as of the date of such notice; (3) in the event the Corvex Group, during the Notice Period, notifies the Company of its good faith disagreement that a Resignation Time Event has occurred, the parties shall work in good faith for a period of five (5) business days to resolve such dispute; and (4) if the parties are unable to resolve such dispute during such five (5) business-day period, then the parties shall submit such dispute to a court of competent jurisdiction for determination in accordance with Section 6(b). The Resignation Time Event pursuant to Section 1(c)(ii) shall be deemed to have occurred upon the earliest of the date on which such dispute is deemed to have been (A) finally determined pursuant to subsection (2), (B) finally determined by the parties pursuant to subsection (3), or (C) determined by a court of competent jurisdiction pursuant to subsection (4), provided, in the case of this clause (C), that if such decision is reversed or vacated on appeal due to a finding on the merits that neither the Corvex Group nor the Corvex Designee (or any replacement thereof appointed pursuant to Section 1(f)) breached this Agreement or the Confidentiality Agreement, then the Board shall promptly reinstate such individual as a director or a Board Observer, as applicable, with a term to expire on the same date as such individual’s term would have expired immediately prior to such resignation and as a member of any committee of which such individual was a member as of immediately prior to such resignation; provided, that if such decision is thereafter reversed on a further appeal, then the Corvex Designee (or any replacement thereof appointed pursuant to Section 1(f)) shall resign.

(d)The Corvex Group agrees to cause the Corvex Designee (and any replacement thereof appointed pursuant to Section 1(f)) to comply with all Company policies and guidelines applicable generally to directors serving on the Board in their individual capacity, including those that (i) have been adopted as of the date hereof and are listed in Schedule I or (ii) are adopted after the date hereof with the prior express written consent of the Corvex Group (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the “Policies”). So long as the Corvex Designee (or, for the avoidance of doubt, any replacement thereof appointed pursuant to Section 1(f)) remains a Board Observer or a director of the Company, none of the members of the Corvex Group nor any Investor Affiliate of any member of the Corvex Group will trade in Company securities except during periods when directors are generally permitted to trade under applicable law, regulation, Company Policy and any other legal obligation. Notwithstanding anything to the contrary in the Policies or in this Agreement, but subject to Section 1(c), the Policies shall be deemed to apply solely to the Corvex Designee in his individual, personal capacity as a director of the Company and not in his capacity as an employee of, or as otherwise being employed, engaged by, or associated with the Corvex Group. The Company agrees and acknowledges that the Policies do not apply to the Corvex Group, and, subject to Section 1(c) and this Section 1(d), the failure of the Corvex Designee to comply with the Policies shall not constitute a breach hereunder by the Corvex Group or any of its Affiliates (other than the Corvex Designee). Disclosure of Confidential Information (as defined in the Confidentiality Agreement) (“Confidential Information”) by the Corvex Designee in accordance with this Agreement and the Confidentiality Agreement shall not be construed under this Agreement as a violation of any of the Policies. In furtherance of the foregoing, the parties agree and acknowledge that such disclosure of Confidential Information by the Corvex Designee shall not be a breach of this Agreement nor of the Corvex Designee’s fiduciary duties as a director of the Company.

(e)As soon as practicable on or after the date of this Agreement to the extent not previously provided, the Corvex Group shall cause the Corvex Designee to submit to the Company a fully completed copy of the Company’s directors’ questionnaire and other reasonable and customary director on-boarding documentation required by the Company in connection with the appointment or election of a new director (including a customary resignation letter pursuant to the Company’s majority voting policy).

(f)If James H. Gemmel ceases to be a director of the Board or Board Observer before his term has expired due to his death or incapacity or as a result of his being asked by the Corvex Group to resign from the Board (or resign as a Board Observer) on account of Mr. Gemmel ceasing to be employed or otherwise engaged by or associated with Corvex Management LP (but in no event following an event specified in Section 1(c)), in each case prior to the 2024 Meeting, then the Corvex Group shall be entitled to designate another individual who (i) is mutually agreeable to the Nominating and Governance Committee of the Board,

(ii) provides to the Company a fully completed copy of the Company’s directors’ questionnaire and other reasonable and customary director on-boarding documentation required by the Company in connection with the appointment or election of a new director (including a customary resignation letter pursuant to the Company’s majority voting policy), (iii) has no disqualifying attributes relating to his or her reputation, integrity and competence as reasonably determined by the Nominating and Governance Committee of the Board in good faith, (iv) meets all director independence and other standards of the New York Stock Exchange, the Exchange Act, and the SEC to serve as a director of the Company and (v) signs and delivers to the Company the same irrevocable resignation letter described in Section 1(c) (with the only changes being the substitution of the name of the Director, any address and the date of the delivery of the letter), in which case the Board will, subject to the receipt of the Requisite Regulatory Approval, appoint such individual as a director or Board Observer, as applicable, of the Company (and as a member of the committees of which such replacement director’s predecessor was a member (or the committees which such Board Observer had the right to observe) immediately prior to the conclusion of such predecessor’s membership on the Board) to serve for the remainder of the term of the replaced Corvex Designee. If the Nominating and Governance Committee does not accept a replacement director or Board Observer recommended by the Corvex Group, the Corvex Group shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the procedures described above. Upon the agreement with respect to a replacement director or Board Observer candidate by the Nominating and Governance Committee, the Board shall review, approve and vote on the appointment, subject to the receipt of the Requisite Regulatory Approval, of such replacement Director or Board Observer to the Board no later than ten (10) business days after the Nominating and Governance Committee’s agreement with respect to such replacement; provided, however, that if the Board does not approve and appoint such replacement director or Board Observer, the parties shall continue to follow the procedures of this Section 1(f) until a replacement director or Board Observer is approved and appointed.

(g)The Company shall use its commercially reasonable efforts to obtain the Requisite Regulatory Approval required to be obtained by the Company, or its relevant Affiliate(s), as promptly as practicable, including making all applications, filings and notifications required to be made by the Company or such Affiliate(s) to obtain the Requisite Regulatory Approval promptly after the date of this Agreement. The Corvex Group shall, and shall cause the Corvex Designee (and any replacement thereof appointed pursuant to Section 1(f)) to, reasonably cooperate with such efforts of the Company. As used in this Agreement:

(i)“Requisite Regulatory Approval” means the approval of the Federal Energy Regulatory Commission pursuant to Section 203 of the Federal Power Act, 16 U.S.C. § 824b, required to be obtained or made, as applicable, for, and in full force and effect before, the appointment of the Corvex Designee to the Board pursuant to Section 1(b) (or any replacement designee appointed pursuant to Section 1(f)); and

(ii)“Requisite Regulatory Approval Date” means the first date on which the Requisite Regulatory Approval has been obtained or made, as applicable.

2.Proxy Contests and Other Matters.

(a)From the date hereof until the termination of this Agreement pursuant to Section 5 hereof (the “Standstill Period”):

None of the members of the Corvex Group or any controlled Affiliate or controlled Associate of any member of the Corvex Group (such controlled Associates and controlled Affiliates, collectively and individually, the “Investor Affiliates”) shall (For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act (provided, however, that for purposes of this Agreement, the members of the Corvex Group and their Affiliates and Associates, on the one hand, and the Company and its Affiliates and Associates, on the other hand, shall not be deemed to be “Affiliates” or “Associates”, as applicable, of one another; provided, further, that clients and portfolio companies of clients or affiliated funds shall only be deemed to be “controlled” to the extent that the Corvex Group has control over the voting or dispositive decisions of such client account or portfolio company such that the Corvex Group would have direct or indirect beneficial ownership over any securities held by such client account or portfolio company under Regulation 13D-G under the Exchange Act) and the term “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature):

(i)solicit proxies or written consents of stockholders with respect to, or from the holders of, shares of Common Stock or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation (within the meaning of Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities with respect to any matter, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, support or encourage, or seek to advise, assist or influence any person or entity in, any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

(ii)form, join or in any other way participate in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or otherwise support, encourage or participate in any effort by a third party with respect to the matters set forth in clause (i) above, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement, other than, in each case, solely with other members of the Corvex Group or its Investor Affiliates with respect to the Voting Securities now or hereafter owned by them or pursuant to this Agreement (so long as any such Investor Affiliate has previously agreed with the Company in writing to be bound by the terms of this Agreement and the Confidentiality Agreement as a member of the Corvex Group);

(iii)(A) seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, (B) seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, (C) make a request for a list of the holders of any of the Voting Securities, (D) seek election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board (in each case other than the election or removal of Corvex Designee (or any replacement designee appointed pursuant to Section 1(f)) in his or her capacity as a director), or (E) otherwise acting alone or in concert with others to seek to control or influence the management, strategies, governance or policies of the Company;

(iv)separately or in knowing conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposing to act as broker or agent for compensation, solicit, effect or seek to effect, offer or propose (whether publicly or otherwise, directly or indirectly) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or, except as expressly permitted by Section 3 of this Agreement, make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, reorganization, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates (each, an “Extraordinary Transaction”);

(v)tender or exchange any Voting Securities into any tender offer or in any exchange offer or vote any securities of the Company in favor of any Extraordinary Transaction; provided, however, that nothing in this clause (v) shall prevent the Corvex Group or its Investor Affiliates from tendering or exchanging Voting Securities in, or voting in favor of, any Extraordinary Transaction that has been (and continues to be at the time of such tender, exchange or vote) approved or recommended by the Board, or voting against any Extraordinary Transaction that has not been (and continues to not be at the time of such tender, exchange or vote) approved and recommended by the Board;

(vi)except as expressly permitted by Section 3 of this Agreement, make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure through social media or to any journalist, member of the media or securities analyst) (x) in support of any action described in clauses (i), (iii) or (iv) above, or (y) negatively commenting upon or disparaging the Company, including the Company’s corporate strategy, business, corporate activities, Board or management or any person who has served as a director or member of management of the Company in the past in their capacity as such (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

(vii)except as expressly permitted by Section 3 of this Agreement, publicly make any statement regarding any intent, purpose, plan or proposal with respect to the

Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on or would require any waiver, amendment, nullification or invalidation of any provision of this Agreement or take any action that requires the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(viii)request that the Company or any of its representatives release any member of the Corvex Group from, amend or waive any provision of this Agreement or the Confidentiality Agreement, in each case which request, release, amendment or waiver would reasonably be expected to result in any public announcement or disclosure by the Company or the Corvex Group;

(ix)acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any Voting Securities or any property, asset or business of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Corvex Group and any Investor Affiliates on the date of this Agreement) if, immediately after such acquisition, the members of the Corvex Group and any Investor Affiliates, collectively, would, in the aggregate, “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act more than 4.99% of the outstanding shares of any class of Voting Securities (provided that any Voting Securities beneficially owned by the Corvex Group or any Investor Affiliates that are convertible into, or exercisable or exchangeable for, Common Stock or any other class of securities of the Company entitled to vote in the election of directors of the Company shall be treated on an as-converted basis);

(x)enter into, be a party to, or maintain any derivative, swap or hedging transaction or agreement or similar arrangement that has the effect of increasing the voting power or economic interest of any member of the Corvex Group or any Investor Affiliate in any Voting Securities; provided that the Corvex Group and the Investor Affiliates may enter into, be a party to, maintain, or amend any derivative, swap or hedging transaction or similar agreement or arrangement that has the eﬀect of increasing the economic interest (but not voting power) of the Corvex Group or any Investor Aﬃliate in the Voting Securities (a “Long-Side Derivative”), so long as the aggregate notional size of all such Long-Side Derivatives, in the aggregate, relate to, and such economic interest is increased by, no more than 2% of the outstanding shares of Common Stock (and such derivative, swap or hedging instrument will not be included in the beneficial ownership referenced in subsection (ix) above);

(xi)enter into, be a party to, or maintain any derivative, swap or hedging transaction or agreement or similar arrangement that has the effect of decreasing the voting power or economic interest of any member of the Corvex Group or any Investor Affiliate in any Voting Securities;

(xii)institute any litigation against the Company, its directors or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise) other than (in the case of non-“books and records” litigation) as may be necessary to enforce the terms of this Agreement;

(xiii)other than in broker sale transactions where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives relating to Common Stock to any third party that (i) has filed a Schedule 13D with respect to the Company, (ii) has run (or publicly announced an intention to run) a proxy contest with respect to another company in the past three years, or (iii) if the Corvex Group or any Investor Affiliate knows, after reasonable inquiry, that such third party has, or will as a result of the transaction have, beneficial ownership of more than 4.99% of the outstanding Common Stock;

(xiv)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Corvex Group or any Investor Affiliate ceasing to have a net long position in the Company; or

(xv)enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2(a) shall be deemed to in any way restrict or limit (i) the Corvex Designee’s good faith actions in his capacity as a director of the Company and in a manner consistent with his fiduciary duties, the Policies and his and the Corvex Group’s obligations under this Agreement and the Confidentiality Agreement or (ii) the Corvex Group from receiving unsolicited observations, inquiries or proposals from third parties with respect to the management, strategy, ownership, operations, governance or policies of the Company, or any Extraordinary Transaction, and contacting such third parties solely to (A) inform them of the existence of the provisions of this Section 2(a), and/or (B) refer them to the Corvex Designee, who shall promptly inform the Company’s Chief Executive Officer of such contact and the material terms of such observation, inquiry or proposal and, except as provided in the preceding clauses (A) and (B) or at the written direction of the Company (as to which e-mail shall suffice), neither the Corvex Group nor the Corvex Designee shall initiate any further contact or have any engagement with such third party with respect to such observation, inquiry or proposal except in compliance with this paragraph of this Section 2(a).

(b)Each member of the Corvex Group shall cause all Voting Securities beneficially owned, directly or indirectly, by it, or by any Investor Affiliate, as of the record date for any meeting of the Company’s stockholders, to be present for quorum purposes and to be voted, at any meeting of the Company’s stockholders or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any such meeting and (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

(c)On the date of this Agreement, each member of the Corvex Group and the Company shall execute the amended and restated confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”). The Company and the Corvex Group agree that the Corvex Designee may provide Confidential Information (as defined in the Confidentiality Agreement) of the Company (other than information whose provision would reasonably be expected to pose a material conflict of interest or jeopardize legal privileges or conflict with applicable law or regulation) to the Corvex Group and its Affiliates for the purpose of assisting the Corvex Designee in his or her role as a director of the Company and related compliance matters for the Company and the Corvex Group subject to, and solely in accordance with the terms of, this Agreement and the Confidentiality Agreement.

(d)On or after the date of this Agreement, the Board shall not (i) form any new committee or new subcommittee of the Board unless, except in the case of a conflict of interest or due to applicable legal or stock exchange requirements for service on such committee (if any), the Corvex Designee is offered the opportunity to be a member thereof or (ii) amend the charter or any equivalent organizational document of or otherwise expand the delegations to or authority of any existing committee or subcommittee of the Board, in each case, without the prior express written consent of the Corvex Group; provided that the foregoing provision shall not restrict the Company’s customary review and update of committee charters, such as with respect to the Audit Committee, the Compensation Committee, the Environmental and Sustainability Committee and the Nominating and Governance Committee so long as such review and update does not materially expand the delegations to or authority of such committees. The full Board shall engage in discussions on strategic issues in accordance with the Policies.

3.Public Announcement and SEC Filing.

The Company and the Corvex Group shall announce the entry into this Agreement and the material terms hereof by means of a press release in the form attached as Exhibit C (the “Press Release”) as soon as practicable on or after the date of this Agreement. The Company acknowledges that the Corvex Group intends to file this Agreement as an exhibit to its Schedule 13D pursuant to an amendment and the Company shall have the opportunity to review such amendment in advance of such filing (and the Corvex Group shall in good faith consider the Company’s reasonable comments thereon). Except as otherwise expressly set forth herein or specifically permitted pursuant to the terms of the Confidentiality Agreement, none of the Corvex Group or any Investor Affiliates shall (i) issue a press release in connection with this Agreement or the actions contemplated hereby, (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby or (iii) make any public statements (including in any filing with the SEC, any regulatory or governmental agency or any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

4.Representations and Warranties.

(a)The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. The Company hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement.

(b)Each member of the Corvex Group hereby represents and warrants that this Agreement and the performance by such person of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of such person, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. Each member of the Corvex Group hereby represents and warrants that such person is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, and, if a natural person, is competent and has the legal capacity, to execute and deliver this Agreement.

(c)The Corvex Group hereby represents and warrants that, as of the date hereof, it satisfies the Corvex Group Minimum Ownership Requirement, has provided the Company with accurate and complete Voting Security ownership information with respect to the Corvex Group prior to the date hereof, is the beneficial owner of an aggregate of 10,147,041 shares of Common Stock, and has no other economic interests in securities of the Company (except for derivatives referenced in the Corvex Group’s Schedule 13D or any amendments thereto filed prior to the date hereof). For purposes of this Agreement, except as otherwise provided herein, the terms “beneficial owner”, “beneficial ownership” and terms of like import shall have the meanings set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(d)The Corvex Group hereby represents and warrants that, as of the date of this Agreement, neither the Corvex Group nor any Investor Affiliate is engaged in any discussions or negotiations or has any agreements or understandings (other than with respect to any stock option arrangement in existence as of the date hereof) with any third party whether or not legally enforceable, concerning the acquisition of beneficial ownership of or any other economic interest in any Common Stock or other Voting Securities.

(e)The Corvex Group hereby represents and warrants that it has informed the Company of all agreements and other instruments entered into on or prior to the date hereof between or among any member of the Corvex Group or any Affiliate or Associate thereof, on the one hand, and any other investor not a member of the Corvex Group and any fund or client advised by a member of the Corvex Group, on the other hand, which relate to the Company.

5.Termination.

This Agreement (but not the Confidentiality Agreement) shall terminate on the earliest of: (i) the date that neither the Corvex Designee nor any replacement designee or nominee thereof, including any such designee or nominee appointed pursuant to Section 1(f), is serving either as a Board Observer or as a director on the Board (which shall include the effective date of any resignation as a Board Observer or as a director on the Board delivered in writing (prior to or in lieu of the advanced resignation provided pursuant to Section 1(c)) by the Corvex Designee or any such replacement thereof), in each case except in the case of a pending appointment of the Corvex Designee or any such replacement thereof to the Board pursuant to Section 1 of this Agreement unless the nomination of the Corvex Designee or replacement designee or nominee has been revoked in writing by such person or the Corvex Group, or (ii) the date of a Resignation Time Event (as finally determined in the case of Section 1(c)(ii) of this Agreement). No termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

6.Miscellaneous.

(a)Policies.

The Corvex Group acknowledges that the Corvex Designee has received a copy of the Policies in effect on the date hereof and the Corvex Group shall cause the Corvex Designee (and any replacement designee appointed pursuant to Section 1(f)) to provide to the Company such certifications or acknowledgments in respect of the Corvex Designee’s (or such replacement’s) compliance with the Policies as the Company may from time to time require from each of the other directors serving on the Board.
Except as may be subsequently waived by the Corvex Group or Corvex Designee in writing, the Corvex Designee shall, in his capacity serving as a director of the Board, have the same rights and benefits, including with respect to insurance, indemnification, compensation, expense reimbursement, and fees, as are applicable to all Independent directors of the Company, in each case subject to this Agreement (including Section 1(b)). Notwithstanding the foregoing, the Company hereby acknowledges that the Corvex Designee (the “Indemnitee”) may have certain rights to other indemnification, advancement of expenses and/or insurance from sources related to or retained by the Corvex Group (collectively, the “Other Indemnitors”). The Company hereby agrees that, to the extent permitted under applicable law, (i) solely to the extent the Indemnitee is entitled to the advancement of expenses or to indemnification pursuant to the Company’s certificate of incorporation, bylaws, insurance policies (including directors’ and officers’ insurance policies), or any other written agreement between the Company and an Indemnitee (“Valid Indemnification”), the Company is the indemnitor of first resort (i.e., its obligations to so advance expenses or provide indemnification to the Indemnitee are primary and any obligation of the Other Indemnitors to so advance expenses or provide indemnification are secondary), and (ii) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of such Valid Indemnification regardless of whether Indemnitee has actually received indemnification, advancement of expenses and/or insurance from the Company under this Agreement, the Company’s organizational documents or insurance or otherwise. Notwithstanding any termination of this Agreement (including pursuant to Section 5) or anything to the contrary herein, no termination shall relieve the Company of its obligations with respect to indemnification and no subrogation pursuant to this Section 6(a), which obligations shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this paragraph shall be for the benefit of and may be enforced by the Corvex Group.

(b)Remedies; Submission to Jurisdiction.

Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates and Associates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate. Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute between or among the parties hereto or their Affiliates arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action against the other parties or their Affiliates relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief and (v) consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. Nothing in this Section 6(b) shall prevent any of the parties hereto from enforcing their respective rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

(c)Entire Agreement; Amendment.

This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof or thereof. Any previous agreements among the parties relating to the specific subject matter hereof are superseded by this Agreement and the Confidentiality Agreement. Neither this Agreement nor any provision hereof (including this Section 6(c)) may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument. Notwithstanding the foregoing, nothing in this Agreement or the Confidentiality Agreement shall relieve any party of liability for any breach of that certain letter agreement, dated as of September 9, 2022, by and between MDU Resources Group, Inc. and Corvex Management LP, prior to the effectiveness of this Agreement and the Confidentiality Agreement.

(d)Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to the Corvex Group, to:
Corvex Management LP
667 Madison Avenue
New York, NY 10065
Attention: Keith A. Meister and Patrick J. Dooley
Email:     KMeister@corvexcap.com / PDooley@corvexcap.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Doug Rappaport and Jason Koenig
Email:    darappaport@akingump.com; jkoenig@akingump.com

If to the Company, to:

MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismark, North Dakota 58506-5650
Attention: Karl A. Liepitz
Email:    karl.liepitz@mduresources.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, New York 10019

Attention: Andrew R. Brownstein and John L. Robinson
Email:    ARBrownstein@wlrk.com / JLRobinson@wlrk.com

(e)Severability.

If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(f)Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

(g)No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

(h)Interpretation and Construction.

Each of the parties acknowledges that it has been represented by internal or external counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events relating to drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(i)Successors; No Assignments.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors of the parties hereto. This Agreement shall not be assignable by any of the parties hereto.

(j)Delays or Omissions.

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

MDU RESOURCES GROUP, INC.

By:	/s/ David L. Goodin
Name:	David L. Goodin
Title:	President & Chief Executive Officer

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

CORVEX MANAGEMENT LP

By:	/s/ Keith A. Meister
Name:	Keith A. Meister
Title:	Managing Partner

/s/ Keith A. Meister
KEITH A. MEISTER

[Signature Page to Cooperation Agreement]

EXHIBIT A
FORM OF IRREVOCABLE LETTER OF RESIGNATION
To: The Board of Directors of MDU Resources Group, Inc.
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement, dated as of January 24, 2023, among MDU Resources Group, Inc., Keith Meister and Corvex Management LP (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective as of the Resignation Time, I hereby resign from my position on the Board of Directors of the Company and from any and all committees of the Board of Directors on which I serve.

Sincerely,

JAMES H. GEMMEL

EXHIBIT B
FORM OF CONFIDENTIALITY AGREEMENT
(attached)

EXHIBIT B

CONFIDENTIALITY AGREEMENT

To:    Corvex Management LP and Keith A. Meister
667 Madison Avenue
New York, NY 10065
Attention: Keith A. Meister

Ladies and Gentlemen:

This confidentiality agreement (this “Confidentiality Agreement”) amends and restates that certain letter agreement (the “Prior NDA”), dated as of September 9, 2022, by and between MDU Resources Group, Inc. and Corvex Management LP and shall become effective upon the execution and delivery by the parties of that certain Cooperation Agreement (the “Cooperation Agreement”), dated as of January 24, 2023, by and among Corvex Management LP and Keith A. Meister (together, the “Corvex Group” or “you”) and MDU Resources Group, Inc. (the “Company” and, together with the Corvex Group, the “parties”), to which this Confidentiality Agreement is attached as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Cooperation Agreement. The Company understands and agrees that, subject to the terms of, and in accordance with, this Confidentiality Agreement, the Corvex Designee may, if and to the extent he or she desires to do so (and subject to his or her fiduciary duties), disclose information that he or she obtains while serving as a Board Observer (as such term is defined in the Cooperation Agreement) or a member of the Board to the Corvex Group, its Deputies (as hereinafter defined) and the Corvex Advisors (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this Confidentiality Agreement and the Cooperation Agreement. As a result, you, your Deputies and the Corvex Advisors may receive certain non-public information regarding the Company that constitutes Confidential Information (as hereinafter defined). You, your Deputies and the Corvex Advisors may also have received Confidential Information as contemplated by the Prior NDA. You acknowledge and agree that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2 hereof, you agree to treat any and all Confidential Information in accordance with the provisions of this Confidentiality Agreement and the Cooperation Agreement and to take or abstain from taking the other actions hereinafter set forth. For purposes of this Confidentiality Agreement, “Confidential Information” means any information (whether prepared by the Company, its Affiliates, subsidiaries, other representatives or otherwise, and whether oral, written, electronic or otherwise) that the Company or its representatives furnishes to you, your Deputies or the Corvex Advisors on or after September 9, 2022, or is otherwise obtained by you, your Deputies or the

Corvex Advisors through discussions with employees or other representatives of the Company or its Affiliates, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or its representatives, you, your Deputies, the Corvex Advisors or others, which contain or reflect, or are generated from, in whole or in part, any such information.

1.The term “Confidential Information” does not include information that (a) is already in your, any of your Deputies’ or any Corvex Advisor’s possession prior to being furnished or otherwise disclosed to you, provided that such information is not known by you, after reasonable inquiry, to be bound by a non-disclosure agreement with the Company or its representatives or otherwise prohibited from being disclosed to you by a legal, fiduciary or contractual obligation to the Company or its representatives with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by you, any of your Deputies or any Corvex Advisor in violation of the terms hereof, (c) is or becomes available to you on a non-confidential basis from a source other than the Company, its Affiliates or its representatives, provided that such source is not known by you, after reasonable inquiry, to be bound by a non-disclosure agreement with the Company or its representatives or otherwise prohibited from being disclosed to you by a legal, fiduciary or contractual obligation to the Company or its representatives with respect to such information or (d) is independently developed by you, any of your Deputies or any Corvex Advisor without reference to or use of the Confidential Information.

2.You shall, and you shall cause your Deputies and Corvex Advisors to, (i) keep the Confidential Information strictly confidential and (ii) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any such information (A) to any persons employed by the Corvex Group and any legal advisors of the Corvex Group (collectively, the “Deputies”) and (B) to any other advisor to the Corvex Group (collectively, the “Corvex Advisors”); it being understood and agreed that you shall be responsible for any violation of this Confidentiality Agreement by your Deputies and Corvex Advisors as if they were parties hereto; provided, further, that, in each such case of permitted disclosure to such Deputies or Corvex Advisors, such persons need to know such Confidential Information for the purpose of evaluating the Corvex Group’s investment in the Company (or advising the Corvex Group as to such investment), are informed by the Corvex Group of the confidential nature of the Confidential Information and agree to keep it confidential in accordance with this Confidentiality Agreement. You shall be responsible for any breach of this Confidentiality Agreement by you or your Deputies or Corvex Advisors (it being understood that such responsibility will be in addition to and not by way of limitation of any right or remedy the Company may have against your Deputies or Corvex Advisors) and, prior to disclosing the information to any such persons who are not employees of the Corvex Group, shall identify such representatives individually, or by organization, to the Company. Notwithstanding the previous sentence, the Corvex Group shall not be responsible for any breach of the obligations by any Corvex Advisor that has signed a joinder agreement to this Confidentiality Agreement for the benefit of the Company, or entered into a separate confidentiality agreement with the Company, which joinder agreement or separate confidentiality agreement is acceptable to the Company and pursuant to which such person will be responsible for confidentiality obligations for itself and such joinder agreement has been previously delivered to the Company. The Corvex Group agrees to take, at its sole expense, all reasonable measures to restrain its Deputies and the Corvex Advisors from prohibited or unauthorized disclosure or use of the Confidential Information. It is understood and agreed that the Corvex Designee (or any replacement thereof pursuant to the Cooperation Agreement) shall not disclose to you or your Deputies or the Corvex Advisors any information that he or she reasonably believes to be, or which he or she has been informed of is, Legal Advice (as defined below) that may be included in the Confidential Information if such disclosure would constitute a waiver of the Company’s attorney-client privilege or attorney-work product privilege. “Legal Advice” as used herein means any advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney-work product privilege. The Confidential Information shall remain the property of the Company, and disclosure to you, your Deputies or the Corvex Advisors shall not confer on you, your Deputies or the Corvex Advisors any rights with respect to such Confidential Information other than rights specifically set forth in this Confidentiality Agreement.

3.In the event that you or any of your Deputies or the Corvex Advisors are legally required to disclose any Confidential Information (or to make any disclosure otherwise prohibited hereby) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any law, governmental proceeding, regulation or requirement (collectively, “Law”), you, your Deputies and the Corvex Advisors will, (a) except to the extent prohibited by Law, as promptly as practicable notify the Company of the existence, terms and circumstances surrounding such requirement so that the Company may, in its sole discretion, seek an appropriate protective order at its sole expense and/or waive your or any of your Deputies’ or the Corvex Advisors’ compliance with the provisions of this Confidentiality Agreement (and, if the Company seeks such an order or other appropriate remedy, to provide such cooperation as the Company shall reasonably request at the Company’s expense) and (b) if, following the failure of the Company to obtain such protective order and to provide such a waiver, disclosure of such information is required on the advice of your outside legal counsel, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed Confidential Information which the Company so designates, and you or any of your Deputies or the Corvex Advisors, as applicable, shall then be permitted to disclose only that portion of the Confidential Information that is legally required to be disclosed in the opinion of its outside legal counsel. You hereby acknowledge and agree that there shall be no legal requirement to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you, your Affiliates, your Deputies, the Corvex Advisors or other representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to any securities of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy, solicitation or similar materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

4.You hereby acknowledge and agree that you are aware, and that you shall advise your Deputies and the Corvex Advisors who become aware of the matters that are the subject of this Confidentiality Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.Notwithstanding anything in this Confidentiality Agreement to the contrary, the Company acknowledges that you and your Affiliates’ businesses include the analysis of, and investment in, securities, instruments, businesses and assets, and Confidential Information may serve to give such persons a deeper overall knowledge and understanding in a way that cannot be separated from their other knowledge, and accordingly, and without in any way limiting your obligations under this Confidentiality Agreement or the Cooperation Agreement, the Company agrees that, subject to applicable law, this Confidentiality Agreement is not intended to restrict the use of such overall knowledge and understanding solely for internal investment analysis purposes, including the purchase, sale, consideration of, and decisions related to, other investments. Notwithstanding anything in this Confidentiality Agreement to the contrary, but subject to the Cooperation Agreement, the parties agree that neither you nor any of your Deputies or the Corvex Advisors shall be deemed to be misappropriating any information, or violating any other duty or obligation to the Company or otherwise, if you or any of your Deputies or the Corvex Advisors, either directly or for the account of other accounts you or they manage, engages in transactions in the securities or other financial instruments (such as bank debt, for example) of any person other than the Company while in possession of Confidential Information.

6.You acknowledge and agree that (a) none of the Company or any of its representatives have made or makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, including, without limitation, any forecasts, projections, statements or other forward-looking information included therein, and (b) none of the Company or any of its representatives shall have any liability to you or to any of your Deputies or Corvex Advisors or any other person that may be based upon, relate to, result from or arise from (i) the use of Confidential Information by you or any of your Representatives or (ii) any errors therein or omissions therefrom. Without the prior consent of the Company, you and your Deputies and the Corvex Advisors (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication concerning Confidential Information or to seek information in connection therewith with any director, executive or employee of the Company other than the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, General Counsel, and/or such other persons approved in writing (including electronic format) by any of the foregoing or the Board; provided that this restriction shall not apply to the Corvex Designee acting in his or her capacity as a director or a Board Observer.

7.At any time after the date on which the Corvex Designee ceases to be a director of the Company, other than a cessation described in Section 1(f) of the Cooperation Agreement, upon the request of the Company, you and your Deputies and the Corvex Advisors shall promptly, and in any event within ten (10) days of such request, at your election, either (a) redeliver to the Company all written or electronic Confidential Information received from or on behalf of the Company or (b) destroy all such written or electronic Confidential Information, including all reproductions thereof, then in your, your Deputies’ or the Corvex Advisors’ possession. In either event, you and your Deputies and the Corvex Advisors shall, and you shall direct your Deputies and the Corvex Advisors to, also destroy all written or electronic data developed or derived from the Confidential Information. Upon the request of the Company, all destruction pursuant to this paragraph shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is (x) automatically maintained on routine computer system backup storage devices, (y) maintained pursuant to bona fide internal document retention policies of you, your Deputies or the Corvex Advisors or (z) required to be retained by Law, in each case, as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the confidentiality obligations of this Confidentiality Agreement applicable to Confidential Information.

8.Each of the Company and each member of the Corvex Group hereby represents and warrants that (a) this Confidentiality Agreement and the performance by such person of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of such person, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (b) such person is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, and, if a natural person, is competent and has the legal capacity, to execute and deliver this Confidentiality Agreement.

9.It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Confidentiality Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to Keith Meister and/or the Corvex Group, to:
Corvex Management LP
667 Madison Avenue
New York, NY 10065
Attention: Keith A. Meister and Patrick J. Dooley
Email: KMeister@corvexcap.com / PDooley@corvexcap.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Doug Rappaport and Jason Koenig
Email:    darappaport@akingump.com; jkoenig@akingump.com

If to the Company, to:
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
Attention: Karl A. Liepitz
Email:    karl.liepitz@mduresources.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Andrew R. Brownstein and John L. Robinson
Email: ARBrownstein@wlrk.com; JLRobinson@wlrk.com

11.You, your Deputies or the Corvex Advisors acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Confidentiality Agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you, your Deputies or the Corvex Advisors will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information pursuant to this Confidentiality Agreement.

12.Each party agrees that the other party would be irreparably injured by a breach of this Confidentiality Agreement by such party or its representatives and that money damages are an inadequate remedy for an actual or threatened breach of this Confidentiality Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by such party in the event that this Confidentiality Agreement is breached. Therefore, each party agrees to the granting of specific performance of this Confidentiality Agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for either party’s or such party’s representatives’ breach of this Confidentiality Agreement, but shall be in addition to all other remedies available at law or equity to such party.

13.This Confidentiality Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Confidentiality Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective Affiliates relating to the subject matter hereof; provided that this Confidentiality Agreement shall be deemed to cover and protect all information provided in connection with the Prior NDA, and nothing in this Confidentiality Agreement or the Cooperation Agreement shall relieve any party of liability for any breach of the Prior NDA prior to the effectiveness of the Cooperation Agreement and this Confidentiality Agreement. No modifications of this Confidentiality Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both of the parties hereto. You may not assign this Confidentiality Agreement, in whole or in part, without the prior written consent of the Company.

14.If any term, provision, covenant or restriction of this Confidentiality Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Confidentiality Agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

15.This Confidentiality Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to (a) the exclusive jurisdiction of the Delaware Court of Chancery or, in the event that the Delaware Court of Chancery lacks jurisdiction, any other court of the State of Delaware for purposes of any suit, action or other proceeding arising out of this Confidentiality Agreement, or of the transactions contemplated hereby, that is brought by or against you, and (b) the exclusive venue of such suit, action or proceeding in the Delaware Court of Chancery or, in the event that the Delaware Court of Chancery lacks jurisdiction, any other court of the State of Delaware. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Confidentiality Agreement or the transactions contemplated hereby in the above named courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.For purposes of this Confidentiality Agreement, (a) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (b) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise; (c) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity and (d) the term “including” shall in all instances be deemed to mean “including without limitation.”

17.This Confidentiality Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Confidentiality Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

18.Except as otherwise expressly provided herein, this Confidentiality Agreement and your obligations hereunder shall terminate 18 months from the date on which the Corvex Designee or any replacement thereof pursuant to the Cooperation Agreement ceases to be a director of the Company. The termination of this Confidentiality Agreement will not, however, affect the liability of any party hereto for any prior breach of any provision hereof prior to such termination.

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IN WITNESS WHEREOF, each of the parties has executed this Confidentiality Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

MDU RESOURCES GROUP, INC.

By:
Name:	David L. Goodin
Title:	President & Chief Executive Officer

[Signature Page to Confidentiality Agreement]

IN WITNESS WHEREOF, each of the parties has executed this Confidentiality Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

CORVEX MANAGEMENT LP

By:
Name:	Keith A. Meister
Title:	Managing Partner

KEITH A. MEISTER

[Signature Page to Confidentiality Agreement]

EXHIBIT C
FORM OF PRESS RELEASE
(attached)

MDU Resources Enters Into Cooperation Agreement With Corvex Management

BISMARCK, N.D. — Jan. 24, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today announced that it has entered into a cooperation agreement with Corvex Management LP under which Corvex Partner James H. Gemmel will be appointed to MDU Resources’ board of directors, subject to approval by the Federal Energy Regulatory Commission (FERC) under the Federal Power Act.

Initially, Mr. Gemmel will be appointed as a non-voting observer of MDU Resources’ board of directors. Following the required FERC approval, the size of MDU Resources’ board of directors will increase by one director and Mr. Gemmel will be appointed to fill the new director position.

“MDU Resources continues to make meaningful progress toward completing the planned spinoff of our Knife River construction materials business, and we are moving forward in parallel with the strategic review of MDU Construction Services Group. As we execute on these significant initiatives, we believe James will add to the diversity of experience and expertise already represented on our board. We are pleased to have been able to work constructively with Corvex and value their input into the value-enhancing work underway,” said Dennis W. Johnson, chair of the board.

“We appreciate the productive engagement we have had with MDU Resources’ board and management team. We believe they are committed to unlocking the value of MDU Resources’ world-class assets through the spinoff of Knife River and recently announced strategic alternatives process for MDU Construction Services Group. This is an important time for MDU Resources and as a significant investor with deep industry and financial expertise, we believe we can be value-added partners. We look forward to working with Dave Goodin, his team and the board to execute on the company’s strategic goal of setting up two pure-play public companies with industry-leading performance,” said Mr. Gemmel.

Under the cooperation agreement, if the FERC approval for Mr. Gemmel’s appointment as a director is received at least 15 business days prior to the date on which MDU Resources expects to mail its proxy statement relating to its upcoming 2023 Annual Meeting of Stockholders, then Mr. Gemmel will be appointed to the board for a term expiring at the 2023 Annual Meeting and MDU Resources will nominate him for re-election at the 2023 Annual Meeting. If the FERC approval is received less than 15 business days prior to the expected mailing date of the proxy statement, Mr. Gemmel will be appointed to the board immediately after receipt of the FERC approval or the conclusion of the 2023 Annual Meeting, whichever is later, with a term to expire at the 2024 Annual Meeting. MDU Resources’ 2023 Annual Meeting is scheduled for May 9.

In addition, Corvex has, among other things, agreed to abide by certain standstill, voting and other provisions of the cooperation agreement. Under the cooperation agreement, Mr. Gemmel will offer his resignation from the board under certain circumstances, including completion of the separation of both MDU Resources’ Knife River business and MDU Resources’ MDU Construction Services Group business. The cooperation agreement is included as an exhibit to a Current Report on Form 8-K filed by MDU Resources with the U.S. Securities and Exchange Commission.

J.P. Morgan Securities LLC and PJT Partners are serving as financial advisors to MDU Resources and Wachtell, Lipton, Rosen & Katz is serving as its legal advisor.

About James Gemmel
James H. Gemmel is a Partner at Corvex Management, a multibillion-dollar investment management firm that focuses on fundamental, valued-based investments. Mr. Gemmel has spent 15 years in professional investment management performing deep fundamental research and making concentrated investments in companies across a range of sectors. Mr. Gemmel has significant experience working collaboratively with management teams and boards of directors to create shareholder value, including several of the largest U.S. corporations: Exelon Corp., Occidental Petroleum, and The Williams Companies. Before joining Corvex, Mr. Gemmel worked as an investment analyst at Federated Hermes Inc. and as an investment analyst for the Prudent Bear Fund of David W. Tice & Associates. He has a bachelor’s degree in economics from Southern Methodist University, Dallas, Texas.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the receipt of required regulatory approvals for Mr. Gemmel’s appointment as a member of the MDU Resources board of directors, as well as MDU Resources’ goal to create two pure-play public companies, its planned separation of Knife River Corporation and its strategic review of MDU Construction Services Group, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-Q and 10-K.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730